Exhibit 99.1

Contacts:	Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Stephanie Tomei Public Relations Manager +1 (408) 789-4234 stomei@accuray.com

Accuray Announces Results for Second Quarter of Fiscal 2009

SUNNYVALE, Calif., January 29, 2009 – Accuray Incorporated (Nasdaq: ARAY), a global leader in the field of radiosurgery, announced today financial results for the second quarter of fiscal 2009, ended December 27, 2008.

For the second quarter of fiscal 2009, Accuray reported total revenue of $57.6 million, a 10.8 percent increase over second quarter of fiscal 2008 total revenue of $52.0 million and a 3.2 percent sequential increase over the first quarter of fiscal 2009.

In the second quarter of fiscal 2009, Accuray recorded a market fair value charge of $860,000, or $0.02 per share, in connection with a settlement agreement entered into with the distributor of the auction rate securities that guarantees repayment of the securities at par value beginning in June 2010.  As a result net income for the second quarter of fiscal 2009 was $1.4 million, or $0.02 per diluted share, compared to net income of $2.3 million, or $0.04 per diluted share, during the same period last year.  Non-cash, stock based compensation charges for the second quarter of fiscal 2009 were $3.6 million.

For the six months ended December 27, 2008, total revenue was $113.5 million, a 12.7 percent increase over total revenue of $100.7 million for the same period last year.  Net loss for the first half of fiscal 2009 was $1.8 million, or a loss of $0.03 per diluted share, compared to net income of $4.6 million, or $0.08 per diluted share, for the first half of fiscal 2008.  The net loss in the first six months of fiscal 2009 was primarily driven by non-recurring costs associated with employee separation expenses and inventory write downs incurred during the fiscal first quarter of 2009.

“We are encouraged by the year-over-year revenue growth plus strong installation and shipment numbers for the quarter, reflecting an expanding demand for our CyberKnife® Robotic Radiosurgery System,” said Euan S. Thomson Ph.D., Accuray’s president and chief executive officer.

In an effort to contain costs, Accuray has eliminated approximately 60 positions or approximately 13 percent of its U.S. workforce. The Company is focused on improving processes and cross-company collaboration with the goal of raising efficiency, and has taken these actions to enhance the Company’s success in the long term and position itself to weather the potential impact of the current global downturn.  The Company estimates that the future savings in employment related expenses will be approximately $8.7 million per year.  Due to severance pay and the timing of employment terminations, limited savings will begin in the fourth fiscal quarter of 2009 with the full benefit starting in the first quarter of fiscal 2010.  Most of the affected jobs are located at Accuray’s Sunnyvale, Calif. headquarters.

At December 27, 2008, non-contingent contracts, for which all contractual obligations have been satisfied, accounted for approximately $452 million or 76 percent of total backlog.  Accuray’s backlog is composed of signed contracts that the company believes have a substantially high probability of being recognized as revenue in future periods.  Total backlog at the end of the second fiscal quarter of 2009 was $598 million, with approximately $311 million associated with CyberKnife Robotic Radiosurgery System contracts and approximately $287 million associated with services and other recurring revenue. Contingent contracts made up $146 million of backlog.

Accuray’s cash and investment balances at the end of the second quarter of 2009 totaled $154.7 million, which includes cash and cash equivalents of $29.4 million, restricted cash of $0.6 million, short-term investments of $80.2 million and long-term investments of $44.5 million. At the end of the second quarter of 2009 the Company continued to have zero debt.

Outlook

The following statement is forward-looking and actual results may differ materially.  Accuray expects total revenues for fiscal 2009 to be in the range of $230 million to $250 million.

Additional Information

Additional information regarding backlog segmentation, which will be discussed during the conference call, is available in the Investor Relations section of the company’s Web site at www.accuray.com.

Earnings Call Open to Investors

Accuray will hold a conference call for financial analysts and investors on Thursday January 29, 2009 at 2:00 p.m. PT / 5:00 p.m. ET.  The conference call dial-in numbers are 1-866-379-2019 (USA) or 1-706-634-1525 (International), Conference ID:  80572858.   A live webcast of the call will also be available from the Investor Relations section on the company’s Web site at www.accuray.com.  In addition, a recording of the call will be available by calling 1-800-642-1687 (USA) or 1-706-645-9291(International), Conference ID number: 80572858, beginning at 5:00 p.m. PT / 8:00 p.m. ET, January 29, 2009 and will be available through February 1, 2009.  A webcast replay will also be available from the Investor Relations section of the company’s Web site at www.accuray.com from approximately 5:00 p.m. PT / 8:00 p.m. ET today through Accuray’s release of its results for the third quarter of fiscal 2009, ending March 28, 2009.

About the CyberKnife® Robotic Radiosurgery System

The CyberKnife Robotic Radiosurgery System is the world’s only robotic radiosurgery system designed to treat tumors anywhere in the body non-invasively. Using continual image guidance technology and computer controlled robotic mobility, the CyberKnife System automatically tracks, detects and corrects for tumor and patient movement in real-time throughout the treatment. This enables the CyberKnife System to deliver high-dose radiation with pinpoint precision, which minimizes damage to surrounding healthy tissue and eliminates the need for invasive head or body stabilization frames.

About Accuray

Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is a global leader in the field of radiosurgery dedicated to providing an improved quality of life and a non-surgical treatment option for those diagnosed with cancer. Accuray develops and markets the CyberKnife Robotic Radiosurgery System, which extends the benefits of radiosurgery to include extracranial tumors, including those in the spine, lung, prostate, liver and pancreas. To date, the CyberKnife System has been used to treat more than 50,000 patients worldwide and currently 155 systems have been installed in leading hospitals in the Americas, Europe and Asia. For more information, please visit www.accuray.com.

Safe Harbor Statement

The foregoing may contain certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with the medical device industry. Except for the historical information contained herein, the matters set forth in this press release, as to financial guidance including realization of backlog, anticipated cost savings and benefits from job eliminations, procedure growth, market acceptance; clinical studies, regulatory review and approval, and commercialization of products are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: failure to achieve anticipated savings from cost-cutting efforts; market acceptance of products; variability of installation and sales cycle including customer financing and construction delays; competing products, the combination of our products with complementary technology; and other risks detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the 2008 fiscal year, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

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Accuray Incorporated

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended		Six months ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net revenue:
Products	$41,301	$39,131	$78,756	$76,115
Shared ownership program	876	3,044	1,912	5,356
Services	13,922	8,950	29,829	15,949
Other	1,538	913	2,997	3,264
Total net revenue	57,637	52,038	113,494	100,684
Cost of revenue:
Cost of products	17,520	16,481	32,264	32,921
Cost of shared ownership program	207	760	469	1,472
Cost of services	8,972	6,391	20,157	10,849
Cost of other	1,529	544	2,766	1,669
Total cost of revenue	28,228	24,176	55,656	46,911
Gross profit	29,409	27,862	57,838	53,773
Operating expenses:
Selling and marketing	10,723	11,167	24,203	21,323
Research and development	8,794	8,128	17,548	15,843
General and administrative	9,259	7,976	19,692	15,877
Total operating expenses	28,776	27,271	61,443	53,043
Income (loss) from operations	633	591	(3,605)	730
Interest and other income, net	748	2,197	1,861	4,809
Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	1,381	2,788	(1,744)	5,539
Provision for income taxes	31	445	85	931
Net income (loss)	$1,350	$2,343	$(1,829)	$4,608

Net income (loss) per common share, basic and diluted:
Basic	$0.02	$0.04	$(0.03)	$0.08
Diluted	$0.02	$0.04	$(0.03)	$0.08
Weighted average common shares outstanding used in computing net income (loss) per share:
Basic	55,064	54,737	54,845	54,380
Diluted	58,267	61,293	54,845	61,257

Cost of revenue, selling and marketing, research and development, and general and administrative expenses include stock-based compensation charges as follows:
Cost of revenue	$547	$530	$1,179	$851
Selling and marketing	$935	$1,039	$1,980	$2,146
Research and development	$751	$803	$1,533	$1,478
General and administrative	$1,348	$1,911	$3,860	$4,112

Accuray Incorporated

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	December 27,	June 28,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$29,373	$36,936
Restricted cash	581	4,830
Short-term marketable securities	80,242	85,536
Accounts receivable, net of allowance for doubtful accounts of $195 at December 31, 2008 and $27 at June 30, 2008	40,935	33,918
Inventories	24,080	23,047
Prepaid expenses and other current assets	8,824	6,431
Deferred cost of revenue—current	21,968	31,667
Total current assets	206,003	222,365
Long-term marketable securities	44,487	37,014
Property and equipment, net	16,158	17,140
Goodwill	4,495	4,495
Intangible assets, net	797	926
Deferred cost of revenue—noncurrent	12,209	11,724
Other assets	1,402	1,340
Total assets	$285,551	$295,004
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,329	$12,962
Accrued expenses	16,713	11,873
Customer advances—current	17,408	22,331
Deferred revenue—current	69,453	87,455
Total current liabilities	112,903	134,621
Long-term liabilities:
Customer advances—noncurrent	1,500	2,900
Deferred revenue—noncurrent	28,538	26,720
Total liabilities	142,941	164,241

Stockholders’ equity
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares issued and outstanding.	—	—

Common stock, $0.001 par value; authorized: 100,000,000 shares; issued:57,697,449 and 56,719,864 shares at December 31, 2008 and June 30, 2008,respectively; outstanding: 55,557,431 and 54,579,846 shares at December 31,2008 and June 30, 2008, respectively.	56	55
Additional paid-in capital	264,970	252,901
Accumulated other comprehensive income (loss)	539	(1,067)
Accumulated deficit	(122,955)	(121,126)
Total stockholders’ equity	142,610	130,763
Total liabilities and stockholders’ equity	$285,551	$295,004